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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 3)*

                                 MetaSolv, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    591393103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 21
                            Exhibit Index on Page 19

CUSIP No. 591393103                                           Page 2 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures IV-A, L.P. ("AV IV-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        581,003  shares,  except that AV Partners IV, L.P. ("AVP
                        IV"),  the general  partner of AV IV-A, may be deemed to
                        have sole  power to vote  these  shares,  and  Joseph C.
                        Aragona ("Aragona"), Kenneth P. DeAngelis ("DeAngelis"),
                        Jeffery  C.  Garvey   ("Garvey)   and  William  P.  Wood
                        ("Wood"),  partners  of AVP IV,  may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               581,003 shares,  except that AVP IV, the general partner
    WITH                of AV IV-A,  may be deemed to have sole power to dispose
                        of these  shares,  and  Aragona,  DeAngelis,  Garvey and
                        Wood,  partners  of AVP IV, may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      581,003
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                           Page 3 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures IV-B, L.P. ("AV IV-B")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,218,997  shares,  except  that  AVP  IV,  the  general
                        partner of AV IV-B,  may be deemed to have sole power to
                        vote these shares,  and Aragona,  DeAngelis,  Garvey and
                        Wood,  partners  of AVP IV, may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,218,997  shares,  except  that  AVP  IV,  the  general
    WITH                partner of AV IV-B,  may be deemed to have sole power to
                        dispose of these shares, and Aragona,  DeAngelis, Garvey
                        and  Wood,  partners  of AVP IV,  may be  deemed to have
                        shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,218,997
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                           Page 4 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners IV, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,814,726  shares, of which 14,726 are directly owned by
                        AVP IV,  581,003  are  directly  owned  by AV  IV-A  and
                        1,218,997  are  directly  owned by AV IV-B.  AVP IV, the
                        general partner of AV IV-A and AV IV-B, may be deemed to
                        have  sole  power to vote  these  shares,  and  Aragona,
                        DeAngelis,  Garvey and Wood,  partners of AVP IV, may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,814,726  shares, of which of which 14,726 are directly
    WITH                owned by AVP IV,  581,003 are directly  owned by AV IV-A
                        and 1,218,997 are directly owned by AV IV-B. AVP IV, the
                        general partner of AV IV-A and AV IV-B, may be deemed to
                        have sole power to dispose of these shares, and Aragona,
                        DeAngelis,  Garvey and Wood,  partners of AVP IV, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,814,726
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                           Page 5 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI, L.P. ("AV VI")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        957,922  shares,  except that AV Partners VI, L.P. ("AVP
                        VI"),  the  general  partner  of AV VI, may be deemed to
                        have  sole  power to vote  these  shares,  and  Aragona,
                        DeAngelis,  Garvey, Edward E. Olkkola ("Olkkola"),  John
                        D.   Thornton   ("Thornton")   and   Blaine  F.   Wesner
                        ("Wesner"),  the  general  partners  of AVP  VI,  may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               957,922 shares,  except that AVP VI, the general partner
    WITH                of AV VI, may be deemed to have sole power to dispose of
                        these shares, and Aragona,  DeAngelis,  Garvey, Olkkola,
                        Thornton and Wesner, the general partners of AVP VI, may
                        be  deemed  to have  shared  power to  dispose  of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      957,922
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                           Page 6 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        26,942 shares,  except that AVP VI, the general  partner
                        of AV VI A, may be  deemed  to have  sole  power to vote
                        these shares, and Aragona,  DeAngelis,  Garvey, Olkkola,
                        Thornton and Wesner, the general partners of AVP VI, may
                        be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               26,942 shares,  except that AVP VI, the general  partner
    WITH                of AV VI A, may be deemed to have sole  power to dispose
                        of  these  shares,  and  Aragona,   DeAngelis,   Garvey,
                        Olkkola,  Thornton and Wesner,  the general  partners of
                        AVP VI, may be deemed to have shared power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      26,942
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                           Page 7 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners VI, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        984,864  shares,  of which 957,922 are directly owned by
                        AV VI and 26,942 are directly  owned by AV VI A. AVP VI,
                        the general  partner of AV VI and AV VI A, may be deemed
                        to have sole power to vote these  shares,  and  Aragona,
                        DeAngelis,  Garvey,  Olkkola,  Thornton and Wesner,  the
                        general partners of AVP VI, may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               984,864  shares,  of which 957,922 are directly owned by
    WITH                AV VI and 26,942 are directly  owned by AV VI A. AVP VI,
                        the general  partner of AV VI and AV VI A, may be deemed
                        to have  sole  power to  dispose  of these  shares,  and
                        Aragona,   DeAngelis,   Garvey,  Olkkola,  Thornton  and
                        Wesner, the general partners of AVP VI, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      984,864
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                           Page 8 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph C. Aragona
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        120,900  shares,  of which 7,386 are  directly  owned by
                        Aragona and 113,514 are directly owned by Aragona, Ltd.,
                        a Texas  limited  partnership,  and  Aragona,  the  sole
                        general  partner of Aragona,  Ltd, may be deemed to have
                        sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,799,590 shares, of which 581,003 are directly owned by
  OWNED BY              AV IV-A, 1,218,997 are directly owned by AV IV-B, 14,726
    EACH                are directly owned by AVP IV, 957,922 are directly owned
  REPORTING             by AV VI  and  26,942  are  directly  owned  by AV VI A.
   PERSON               Aragona is a general partner of both AVP IV, the general
    WITH                partner of AV IV-A and AV IV-B,  and AVP VI, the general
                        partner  of AV VI and AV VI A, and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        120,900  shares,  of which 7,386 are  directly  owned by
                        Aragona and 113,514 are directly owned by Aragona, Ltd.,
                        a Texas  limited  partnership,  and  Aragona,  the  sole
                        general  partner of Aragona,  Ltd, may be deemed to have
                        sole power to dispose of these shares
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,799,590 shares, of which 581,003 are directly owned by AV IV-A, 1,218,997 are directly owned by AV IV-B, 14,726 are directly owned by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Aragona is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,920,490
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                           Page 9 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kenneth P. DeAngelis
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        76,568  shares,  of which 72,538 are  directly  owned by
                        DeAngelis  and 4,030 are  directly  owned by  DeAngelis,
                        Ltd., a Texas limited  partnership,  and DeAngelis,  the
                        sole general  partner of DeAngelis,  Ltd., may be deemed
                        to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,799,590 shares, of which 581,003 are directly owned by
  OWNED BY              AV IV-A, 1,218,997 are directly owned by AV IV-B, 14,726
    EACH                are directly owned by AVP IV, 957,922 are directly owned
  REPORTING             by AV VI  and  26,942  are  directly  owned  by AV VI A.
   PERSON               DeAngelis  is a  general  partner  of both  AVP IV,  the
    WITH                general  partner of AV IV-A and AV IV-B, and AVP VI, the
                        general  partner of AV VI and AV VI A, and may be deemed
                        to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        76,568  shares,  of which 72,538 are  directly  owned by
                        DeAngelis  and 4,030 are  directly  owned by  DeAngelis,
                        Ltd., a Texas limited  partnership,  and DeAngelis,  the
                        sole general  partner of DeAngelis,  Ltd., may be deemed
                        to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,799,590 shares, of which 581,003 are directly owned by AV IV-A, 1,218,997 are directly owned by AV IV-B, 14,726 are directly owned by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. DeAngelis is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,876,158
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 10 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeffery C. Garvey
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        165,810  shares,  of which 154,956 are directly owned by
                        Garvey and 10,854 are directly owned by Garvey,  Ltd., a
                        Texas  limited  partnership,  and  Garvey,  the  general
                        partner  of  Garvey,  Ltd.,  may be  deemed to have sole
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,799,590 shares, of which 581,003 are directly owned by
  OWNED BY              AV IV-A, 1,218,997 are directly owned by AV IV-B, 14,726
    EACH                are directly owned by AVP IV, 957,922 are directly owned
  REPORTING             by AV VI  and  26,942  are  directly  owned  by AV VI A.
   PERSON               Garvey is a general  partner of both AVP IV, the general
    WITH                partner of AV IV-A and AV IV-B,  and AVP VI, the general
                        partner  of AV VI and AV VI A, and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        165,810  shares,  of which 154,956 are directly owned by
                        Garvey and 10,854 are  directly  owned by Garvey,  Ltd.,
                        and Garvey, the general partner of Garvey,  Ltd., may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,799,590 shares, of which 581,003 are directly owned by AV IV-A, 1,218,997 are directly owned by AV IV-B, 14,726 are directly owned by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Garvey is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,965,400
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 11 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edward E. Olkkola
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            984,864  shares,  of which 957,922 are directly owned by
  OWNED BY              AV VI and 26,942 are directly  owned by AV VI A. Olkkola
    EACH                is a general  partner of AVP VI, the general  partner of
  REPORTING             AV VI and AV VI A,  and may be  deemed  to  have  shared
   PERSON               power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      984,864
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 12 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John D. Thornton
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        76,105  shares,  of which  3,500 are  directly  owned by
                        Thornton and 72,605 are directly  owned by John Thornton
                        Family   I,  Ltd.   ("Family   I"),   a  Texas   limited
                        partnership,  and Thornton,  the sole general partner of
                        Family I, may be deemed to have sole power to vote these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            984,864  shares,  of which 957,922 are directly owned by
  OWNED BY              AV VI and 26,942 are directly owned by AV VI A. Thornton
    EACH                is a general  partner of AVP VI, the general  partner of
  REPORTING             AV  VI and  AV VI A, and  may be deemed to  have  shared
   PERSON               power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        76,105  shares,  of which  3,500 are  directly  owned by
                        Thornton  and 72,605 are  directly  owned by Family I, a
                        Texas  limited  partnership,   and  Thornton,  the  sole
                        general  partner of Family I, may be deemed to have sole
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,060,969
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 13 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Blaine F. Wesner
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        125,120 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            984,864  shares,  of which 957,922 are directly owned by
  OWNED BY              AV VI and 26,942 are  directly  owned by AV VI A. Wesner
    EACH                is a general  partner of AVP VI, the general  partner of
  REPORTING             AV VI and AV VI A,  and may be  deemed  to  have  shared
   PERSON               power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        125,120 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,109,984
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 14 of 21 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William P. Wood
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        120,900  shares,  of which 6,915 are  directly  owned by
                        Wood  and  113,985  are  directly   owned  by  Silverton
                        Partners, L.P. ("Silverton  Partners"),  a Texas limited
                        partnership,  and  Wood,  the sole  general  partner  of
                        Silverton Partners,  may be deemed to have sole power to
                        vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,867,658 shares, of which 581,003 are directly owned by
  OWNED BY              AV IV-A, 1,218,997 are directly owned by AV IV-B, 14,726
    EACH                are  directly  owned by AVP IV and 52,932  are  directly
  REPORTING             owned by the Silverton  Foundation,  a Texas  non-profit
   PERSON               corporation.  Wood is a general  partner  of AVP IV, the
    WITH                general partner of AV IV-A and AV IV-B, and a trustee of
                        the  Silverton  Foundation,  and may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        120,900  shares,  of which 6,915 are  directly  owned by
                        Wood  and  113,985  are  directly   owned  by  Silverton
                        Partners,   and  Wood,  the  sole  general   partner  of
                        Silverton Partners,  may be deemed to have sole power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,867,658 shares, of which 581,003 are directly owned by AV IV-A, 1,218,997 are directly owned by AV IV-B, 14,726 are directly owned by AVP IV and 52,932 are directly owned by the Silverton Foundation, a Texas non-profit corporation. Wood is a general partner of AVP IV, the general partner of AV IV-A and AV IV-B, and a trustee of the Silverton Foundation, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,988,558
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 15 of 21 Pages
--------------------------------------------------------------------------------

      This statement amends the Statement on Schedule 13G filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., AV Partners IV, L.P., Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., AV Partners VI, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, John D. Thornton, Blaine F. Wesner and William P. Wood. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 1(A). NAME OF ISSUER

      MetaSolv, Inc.

ITEM 4. OWNERSHIP

      The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

      (a)   Amount beneficially owned:

            See Row 9 of cover page for each Reporting Person.

      (b)   Percent of Class:

            See Row 11 of cover page for each Reporting Person.

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  See Row 5 of cover page for each Reporting Person.

            (ii)  Shared power to vote or to direct the vote:

                  See Row 6 of cover page for each Reporting Person.

            (iii) Sole power to dispose or to direct the disposition of:

                  See Row 7 of cover page for each Reporting Person.

            (iv)  Shared power to dispose or to direct the disposition of:

                  See Row 8 of cover page for each Reporting Person.

CUSIP No. 591393103                                          Page 16 of 21 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2003

AUSTIN VENTURES IV-A, L.P.              /s/ Kevin Kunz
                                        ----------------------------------------
By AV Partners IV, L.P.,                Signature
Its General Partner
                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES IV-B, L.P.              /s/ Kevin Kunz
                                        ----------------------------------------
By AV Partners IV, L.P.,                Signature
Its General Partner
                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact



AV PARTNERS IV, L.P.                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI, L.P.                /s/ Kevin Kunz
                                        ----------------------------------------
By AV Partners VI, L.P.,                Signature
Its General Partner
                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI
  AFFILIATES FUND, L.P.                 /s/ Kevin Kunz
                                        ----------------------------------------
By AV Partners VI, L.P.,                Signature
Its General Partner
                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

CUSIP No. 591393103                                          Page 17 of 21 Pages
--------------------------------------------------------------------------------

AV PARTNERS VI, L.P.                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JOSEPH C. ARAGONA                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


KENNETH P. DeANGELIS                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JEFFERY C. GARVEY                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


EDWARD E. OLKKOLA                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JOHN D. THORNTON                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

CUSIP No. 591393103                                          Page 18 of 21 Pages
--------------------------------------------------------------------------------

BLAINE F. WESNER                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


WILLIAM P. WOOD                         /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

CUSIP No. 591393103                                          Page 19 of 21 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                           Found on Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:  Agreement of Joint Filing                               20

Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact              21

CUSIP No. 591393103                                          Page 20 of 21 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

      The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of MetaSolv, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

CUSIP No. 591393103                                          Page 21 of 21 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT B

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT

      Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.